UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 15, 2019

Remark Holdings, Inc.

Delaware	001-33720	33-1135689
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3960 Howard Hughes Parkway, Suite 900 Las Vegas, NV	89169	702-701-9514
(Address of principal executive offices)	(Zip Code)	(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	MARK	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange
Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 15, 2019, Remark Holdings, Inc. (“Remark”, “we”, “us” or “our”) entered into Amendment No. 6 and Waiver to Financing Agreement, dated as of the same date (the “Amendment”), to amend certain terms and conditions and waive certain provisions of the Financing Agreement, dated as of September 24, 2015 (as amended, the “Financing Agreement”), between certain of our subsidiaries as borrowers (together with us, the “Borrowers”), certain of our subsidiaries as guarantors (the “Guarantors” and together with the Borrowers, the “Loan Parties”), the lenders from time to time party thereto (the “Lenders”) and MGG Investment Group LP, in its capacity as collateral agent and administrative agent for the Lenders (“MGG”). The Amendment, which was entered into in connection with the closing of our previously-announced sale (the “Transaction”) of all of the issued and outstanding membership interests of Vegas.com, LLC (“Vegas.com”) as described in detail below, provides that, among other things, (i) the Lenders will waive all events of default under the Financing Agreement existing as of the date of the Amendment, (ii) MGG will release any and all liens in the equity interests of Vegas.com and its subsidiaries and their assets and properties, (iii) the Borrowers may add the amount of any accrued and unpaid interest to the outstanding principal amount of the loans made in connection with the Financing Agreement (the “Loans”), (iv) the remaining principal amount outstanding under the Financing Agreement will accrue interest at the rate of three month LIBOR (with a floor of 2%) plus 8.5% per annum, (v) the continuing Loans will have a maturity date of May 15, 2020, (vi) covenants with respect to capital expenditures and revenue generated by our KanKan business will be eliminated and covenants regarding the minimum value of certain of our assets, our minimum liquidity and the amount we are permitted to invest in our non-U.S. subsidiaries will be modified, and (vii) we are required to commence a sale process with respect to our equity in Sharecare, Inc. within five business days of the effective date of the Amendment, and to use the net cash proceeds of such sale to pay in full our outstanding obligations under the Financing Agreement.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

On May 15, 2019, we completed the Transaction pursuant to the Membership Interest Purchase Agreement (the “Purchase Agreement”), dated as of March 15, 2019, by and between us and VDC-MGG Holdings LLC, a Delaware limited liability company (“VDC-MGG”). The consideration for the Transaction was $30 million. The cash proceeds of the Transaction have been used to pay amounts due under the Financing Agreement, of which approximately $10 million remain outstanding after giving effect to the application of such cash proceeds. VDC-MGG is an affiliate of MGG.

Our entry into and the terms of the Purchase Agreement were previously reported in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2019.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On May 15, 2019, we concluded a special meeting of stockholders convened on May 14, 2019 (the “Special Meeting”) for the purpose of, among other things, obtaining stockholder approval for the Transaction. The following matters were submitted to a vote of our stockholders at the Special Meeting: (i) approval of the Transaction pursuant to the Purchase Agreement; and (ii) adjournment of the Special Meeting to a later date, if necessary or appropriate, to allow for the solicitation of additional proxies in favor of the proposal to approve the Transaction if there are insufficient votes to approve the Transaction. The number of shares of common stock outstanding and eligible to vote as of the record date for the Special Meeting, March 29, 2019, was 40,722,229.

Each of the matters submitted to a vote of our stockholders at the Special Meeting was approved by the requisite vote of our stockholders. Set forth below is the number of votes cast for and against, as well as the number of abstentions and broker non-votes, as to each such matter:

	For	Against	Abstain	Broker Non-Votes
Approval of the Transaction	21,058,557	772,710	402,614	N/A
Adjournment of the Special Meeting	20,685,871	1,146,838	401,172	N/A

Item 8.01	Other Events.

On May 16, 2019, we issued a press release in connection with the foregoing. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(b)	Pro forma financial information.

The unaudited pro forma consolidated financial information of Remark, giving effect to the Transaction, as of March 31, 2019 and for the three months then ended, and for the years ended December 31, 2018 and 2017, is filed as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

(d)	Exhibits

Exhibit Number	Description
10.1
Amendment No. 6 and Waiver to Financing Agreement, dated as of May 15, 2019, by and among Remark Holdings, Inc. and certain of its subsidiaries named as Borrowers and Guarantors, the Lenders and MGG Investment Group LP, as Collateral Agent and Administrative Agent for the Lenders.

99.1	Press release dated May 16, 2019.
99.2	Unaudited Pro Forma Consolidated Financial Information of Remark Holdings, Inc. as of March 31, 2019 and For the Three Months then Ended, and For the Years Ended December 31, 2018 and 2017.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Remark Holdings, Inc.

Date:	May 21, 2019	By:	/s/ Alison Davidson
		Name:	Alison Davidson
		Title:	Interim Chief Financial Officer